Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FIRST QUARTER 2020 RESULTS

•	1Q20 EPS of $0.09
•	1Q20 Net Income and EBITDA of $3.8 million and $46.5 million, respectively
•	Includes business update related to COVID-19
•	Closes Title XI financing for $186 million at an effective interest rate of 1.60%

HONOLULU, Hawaii (May 5, 2020) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $3.8 million, or $0.09 per diluted share, for the quarter ended March 31, 2020.  Net income for the quarter ended March  31, 2019 was $12.5 million, or $0.29 per diluted share.  Consolidated revenue for the first quarter 2020 was $513.9 million compared with $532.4 million for the first quarter 2019.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Matson’s businesses performed well in the first quarter.  However, much of the quarter occurred prior to seeing most of the impacts from the evolving COVID-19 situation.  Our China service returned to normal volume levels in March, slightly ahead of our expectation, and we saw relatively steady volume in our Hawaii, Alaska and Guam tradelanes as consumers bought essential goods and home food.  But we also faced challenges at SSAT and in our Logistics business segment due to the COVID-19 situation.”

Mr. Cox added, “Our Hawaii, Guam and Alaska tradelanes currently face the challenge of dramatically reduced tourism, and each of our business lines is faced with an economic backdrop of increasing uncertainties regarding the COVID-19 pandemic.  Regardless, we remain focused on safeguarding the health and safety of our employees and maintaining our best-in-class vessel on-time performance to provide a high-quality service to our customers and the communities that count on us during this difficult time.  We are also focused on ensuring Matson has adequate financial liquidity, and our most recent debt agreement amendments provide the necessary headroom for us to manage through the economic downturn.”

First Quarter 2020 Discussion and Update on Business Conditions

Ocean Transportation:  The Company’s container volume in the Hawaii service in the first quarter 2020 was 1.7 percent higher year-over-year primarily due to increased volume of home food and essential goods as residents sheltered-in-place due to COVID-19.  In March of this year, the State of Hawaii implemented several orders to address the spread of COVID-19 on the islands.  As a result, tourism to Hawaii fell significantly in late March and in April, and is expected to have a meaningfully negative impact on Hawaii’s economy in the near-term.

In China, the Company’s container volume in the first quarter 2020 was 6.5 percent lower year-over-year primarily due to an elongated post-Lunar New Year period as China’s shelter-in-place orders impacted factory production, factory-to-port infrastructure logistics, and inventory sourcing.  Matson continued to realize a rate premium in the first quarter 2020 and achieved average freight rates that approximated the level achieved in the first quarter 2019.  The Company expects the disruption and loss of capacity in the transpacific air cargo and ocean freight markets to provide opportunities for its differentiated, expedited CLX service.

In Guam, the Company’s container volume in the first quarter 2020 was 3.9 percent lower on a year-over-year basis primarily due to typhoon relief-related volume in the year ago period, partially offset by higher volume due to COVID‑19 related home food and essential goods demand.  The loss of tourism and the temporary closure of retail stores is expected to have a meaningfully negative impact on the Guam economy in the near-term.

In Alaska, the Company’s container volume for the first quarter 2020 increased 11.0 percent year-over-year.  The Company experienced higher northbound volume in the quarter compared to the year ago period primarily due to greater demand for home food and essential goods as residents sheltered-in-place due to COVID-19 as well as volume associated with the dry-docking of a competitor’s vessel.  Southbound volume in the quarter was modestly lower than the level achieved in first quarter 2019.    The combination of negative economic effects from the COVID-19 mitigation efforts and a low oil price environment is expected to have a meaningfully negative impact on Alaska’s economy in the near-term.

The contribution in the first quarter 2020 from the Company’s SSAT joint venture investment was $4.0 million, or $4.5 million lower than the first quarter 2019.  The decrease was primarily due to the additional expense related to the new lease accounting standard adopted in the second quarter of 2019, and lower lift volume due to cancelled transpacific sailings.

Logistics:  In the first quarter 2020, operating income for the Company’s Logistics segment was $5.1 million, or $3.0 million lower compared to the operating income achieved in the first quarter 2019.  The decrease was due primarily to lower contributions from transportation brokerage and freight forwarding.

Withdrawal of 2020 Outlook

Matson withdrew its full year 2020 outlook on April 6, 2020 due to the increasing economic uncertainties regarding the COVID-19 pandemic.

Results By Segment

Ocean Transportation — Three months ended March 31,  2020 compared with 2019

	Three Months Ended March 31,
(Dollars in millions)	2020	2019	Change
Ocean Transportation revenue	$400.9	$397.9	$3.0	0.8%
Operating costs and expenses	(393.0)	(388.5)	(4.5)	1.2%
Operating income	$7.9	$9.4	$(1.5)	(16.0)%
Operating income margin	2.0%	2.4%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	35,500	34,900	600	1.7%
Hawaii automobiles	13,300	17,000	(3,700)	(21.8)%
Alaska containers	18,200	16,400	1,800	11.0%
China containers	12,900	13,800	(900)	(6.5)%
Guam containers	4,900	5,100	(200)	(3.9)%
Other containers (2)	4,100	3,500	600	17.1%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $3.0 million during the three months ended March 31, 2020, compared with the three months ended March 31,  2019.  The increase was primarily due to higher freight revenue in Alaska, partially offset by lower freight revenue in China.

On a year-over-year FEU basis, Hawaii container volume increased 1.7 percent primarily due to increased volume of home food and essential goods as residents sheltered-in-place due to COVID-19;  Alaska volume increased 11.0 percent with higher northbound volume primarily due to greater demand for home food and essential goods as residents sheltered-in-place due to COVID-19 as well as volume associated with the dry-docking of a competitor’s vessel, partially offset by modestly lower southbound volume; China volume was 6.5 percent lower primarily due to an elongated post-Lunar New Year period related to China’s COVID-19 mitigation efforts; Guam volume was 3.9 percent lower primarily due to typhoon relief volume in the year ago period, partially offset by higher volume due to COVID-19 related home food and essential goods demand;  and Other containers volume increased 17.1 percent.

Ocean Transportation operating income decreased $1.5 million, or 16.0 percent, during the three months ended March 31,  2020, compared with the three months ended March 31,  2019.  The decrease was primarily due to a lower contribution from China and SSAT and higher depreciation, partially offset by lower vessel operating costs, primarily resulting from one less vessel operating in the Hawaii service, and the timing of fuel surcharge collections.

The Company’s SSAT terminal joint venture investment contributed $4.0 million during the three months ended March 31,  2020,  compared to a contribution of $8.5 million during the three months ended March 31,  2019.  The decrease was primarily due to the additional expense related to the new lease accounting standard adopted in the second quarter of 2019 and lower lift volume due to cancelled transpacific sailings.

Logistics — Three months ended March 31,  2020 compared with 2019

	Three Months Ended March 31,
(Dollars in millions)	2020	2019	Change
Logistics revenue	$113.0	$134.5	$(21.5)	(16.0)%
Operating costs and expenses	(107.9)	(126.4)	18.5	(14.6)%
Operating income	$5.1	$8.1	$(3.0)	(37.0)%
Operating income margin	4.5%	6.0%

Logistics revenue decreased $21.5 million, or 16.0 percent, during the three months ended March 31,  2020, compared with the three months ended March 31,  2019.  The decrease was primarily due to lower transportation brokerage revenue.

Logistics operating income decreased $3.0 million, or 37.0 percent, for the three months ended March 31, 2020, compared with the three months ended March 31, 2019.    The decrease was due primarily to lower contributions from transportation brokerage and freight forwarding.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $1.3 million from $21.2 million at December 31, 2019 to $19.9 million at March 31, 2020.  Matson generated net cash from operating activities of $68.6 million during the three months ended March 31, 2020, compared to $33.4 million during the three months ended March 31, 2019.  Capital expenditures, including capitalized vessel construction expenditures, totaled $35.2 million for the three months ended March 31, 2020, compared with $34.4 million for the three months ended March 31, 2019.  Total debt decreased by $33.5 million during the three months to $924.9 million as of  March 31, 2020, of which $871.5 million was classified as long-term debt.

Matson’s Net Income and EBITDA were $74.0 million and $261.5 million, respectively, for the twelve months ended March 31, 2020.  The ratio of Matson’s Net Debt to last twelve months EBITDA was 3.5 as of March 31, 2020.

Under the recently amended debt agreements, as of March 31, 2020 Matson had available borrowings under its revolving credit facility of approximately $163.6 million.  The available borrowings at quarter end is based on the allowable leverage level under the amended debt agreements and the definition of EBITDA under the debt agreements, which is higher than the EBITDA reported in this press release.

On April 27, 2020, Matson issued a debt instrument under the U.S. Government’s Title XI program for gross proceeds of approximately $186 million.  The net proceeds from the transaction of approximately $177 million were used to reduce outstanding debt.  The Title XI debt matures in October 2043, bears cash interest at a rate of 1.22 percent, payable semi-annually, and is amortized by semi-annual payments of approximately $4 million plus interest.    The effective interest rate on the Title XI Debt for accounting purposes is approximately 1.60 percent.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.22 per share payable on June 4, 2020 to all shareholders of record as of the close of business on May 7, 2020.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. EST when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s first quarter results.

Date of Conference Call:	Tuesday, May 5, 2020
Scheduled Time:	4:30 p.m. EDT / 1:30 p.m. PDT / 10:30 a.m. HST
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com, under Investors.  A replay of the conference call will be available approximately two hours after the call through May 12, 2020 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 1419536.  The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services.  Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia.  Matson also operates a premium, expedited service from China to Long Beach, California and provides services to Okinawa, Japan and various islands in the South Pacific.  The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and various types of barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson's ocean transportation network throughout the continental U.S.  Its integrated, asset-light logistics services include rail intermodal services,  long-haul and regional highway brokerage, warehousing and distribution services,  consolidation and freight forwarding services, supply chain management services, and other services.  Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding liquidity, tourism, impacts of the COVID-19 pandemic, profitability, cash flow expectations and uses of cash and cash flows, operating cost savings, fleet renewal progress, vessel deployments and operating efficiencies, vessel transit times, fuel strategy and scrubber program, organic growth opportunities, economic effects of competitors’ services, demand and volume levels in the China service and in the Hawaii, Alaska and Guam tradelanes, economic growth and drivers in Hawaii and Alaska, Sand Island terminal upgrades, lift volumes and operating costs at SSAT, transpacific air cargo capacity, transpacific ocean cargo capacity, debt leverage levels, capital expenditures and potential savings,  benefits from the CARES Act, and the likelihood and severity of recession.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; the uncertainty around the duration, breadth and severity of the COVID 19 pandemic, the actions taken to contain the virus or treat its impact, and the impact of economic stimulus measures; regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of low-sulfur fuel; delays or cost overruns related to the installation of scrubbers; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the magnitude and timing of the impact of public health crises; the ability of the NASSCO shipyard to construct and deliver Matsonia on the contemplated timeframe; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2020	2019
Operating Revenue:
Ocean Transportation	$400.9	$397.9
Logistics	113.0	134.5
Total Operating Revenue	513.9	532.4

Costs and Expenses:
Operating costs	(448.3)	(467.1)
Income from SSAT	4.0	8.5
Selling, general and administrative	(56.6)	(56.3)
Total Costs and Expenses	(500.9)	(514.9)

Operating Income	13.0	17.5
Interest expense	(8.6)	(4.6)
Other income (expense), net	0.6	0.6
Income before Income Taxes	5.0	13.5
Income taxes	(1.2)	(1.0)
Net Income	$3.8	$12.5

Basic Earnings Per Share	$0.09	$0.29
Diluted Earnings Per Share	$0.09	$0.29

Weighted Average Number of Shares Outstanding:
Basic	43.0	42.8
Diluted	43.3	43.1

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(In millions)	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$19.9	$21.2
Other current assets	288.8	268.4
Total current assets	308.7	289.6
Long-term Assets:
Investment in SSAT	74.3	76.2
Property and equipment, net	1,589.6	1,598.1
Goodwill	327.8	327.8
Intangible assets, net	200.2	202.9
Other long-term assets	335.3	350.8
Total long-term assets	2,527.2	2,555.8
Total assets	$2,835.9	$2,845.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$53.4	$48.4
Other current liabilities	417.5	388.3
Total current liabilities	470.9	436.7
Long-term Liabilities:
Long-term debt	871.5	910.0
Deferred income taxes	340.2	337.6
Other long-term liabilities	353.1	355.4
Total long-term liabilities	1,564.8	1,603.0

Total shareholders’ equity	800.2	805.7
Total liabilities and shareholders’ equity	$2,835.9	$2,845.4

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(In millions)	2020	2019
Cash Flows From Operating Activities:
Net income	$3.8	$12.5
Reconciling adjustments:
Depreciation and amortization	27.0	23.3
Amortization of operating lease right of use assets	17.4	16.7
Deferred income taxes	2.7	3.8
Share-based compensation expense	3.1	3.2
Income from SSAT	(4.0)	(8.5)
Distribution from SSAT	7.8	4.2
Other	(0.1)	(0.6)
Changes in assets and liabilities:
Accounts receivable, net	(12.9)	5.8
Deferred dry-docking payments	(2.6)	(3.2)
Deferred dry-docking amortization	6.1	8.1
Prepaid expenses and other assets	(0.2)	4.8
Accounts payable, accruals and other liabilities	38.9	(20.4)
Operating lease liabilities	(16.9)	(16.7)
Other long-term liabilities	(1.5)	0.4
Net cash provided by operating activities	68.6	33.4

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(9.1)	(20.9)
Other capital expenditures	(26.1)	(13.5)
Proceeds from disposal of property and equipment	14.5	1.2
Cash deposits into Capital Construction Fund	(70.4)	(13.4)
Withdrawals from Capital Construction Fund	70.4	13.4
Net cash used in investing activities	(20.7)	(33.2)

Cash Flows From Financing Activities:
Repayments of debt	(11.4)	(8.2)
Proceeds from revolving credit facility	111.4	107.8
Repayments of revolving credit facility	(133.5)	(87.8)
Payment of financing costs	(3.1)	—
Dividends paid	(9.5)	(9.1)
Tax withholding related to net share settlements of restricted stock units	(4.5)	(3.1)
Net cash used in financing activities	(50.6)	(0.4)

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(2.7)	(0.2)
Cash, Cash Equivalents and Restricted Cash, Beginning of the Period	28.4	24.5
Cash, Cash Equivalents and Restricted Cash, End of the Period	$25.7	$24.3

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$19.9	$15.4
Restricted Cash	5.8	8.9
Total Cash, Cash Equivalents and Restricted Cash, End of the Period	$25.7	$24.3

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$8.6	$4.8
Income tax payments, net	$(0.3)	$(5.4)

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$3.5	$5.5

MATSON, INC. AND SUBSIDIARIES

Total Debt to Net Debt and Net Income to EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

March 31,
(In millions)	2020
Total Debt:	$924.9
Less: Cash and cash equivalents	(19.9)
Net Debt	$905.0

EBITDA RECONCILIATION

	Three Months Ended
	March 31,			Last Twelve
(In millions)	2020	2019	Change	Months
Net Income	$3.8	$12.5	$(8.7)	$74.0
Add: Income taxes	1.2	1.0	0.2	25.3
Add: Interest expense	8.6	4.6	4.0	26.5
Add: Depreciation and amortization	26.8	23.1	3.7	103.4
Add: Dry-dock amortization	6.1	8.1	(2.0)	32.3
EBITDA (1)	$46.5	$49.3	$(2.8)	$261.5

(1)

EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.